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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-8581

                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST
             (Exact name of registrant as specified in its charter)

                          JPMORGAN CHASE BANK, TRUSTEE
                             700 LAVACA FIFTH FLOOR
                               AUSTIN, TEXAS 77002
                                 (512) 479-2562
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          UNITS OF BENEFICIAL INTEREST
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [ ]         Rule 12h-3(b)(1)(ii)    [X]
       Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
       Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)    [ ]
       Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6              [ ]
       Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:  0
             ---

Pursuant to the requirements of the Securities Exchange Act of 1934, FREEPORT-McMoRan OIL AND GAS ROYALTY TRUST has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 13, 2002                     By: JPMORGAN CHASE BANK, Trustee


                                        By: /s/ Mike Ulrich
                                            ------------------
                                            Mike Ulrich
                                            Vice President and Trust Officer